EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 14, 2007 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SoftBrands, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 22, 2008